Exhibit 99.1

Contacts:	Robert Jaffe/Evan Pondel PondelWilkinson Inc. (310) 279-5980
LANNETT REPORTS FISCAL 2007 SECOND-QUARTER FINANCIAL RESULTS
Philadelphia, PA — February 7, 2007 — Lannett Company, Inc. (AMEX: LCI) today reported financial results for the fiscal 2007 second quarter and six months ended December 31, 2006.
For the second quarter of fiscal 2007, net sales were $22.9 million, compared with $15.2 million for the fiscal 2006 second quarter. Net income was $1.1 million, or $0.04 per basic and diluted share, including equity-based compensation expense of $0.2 million, net of tax benefit, or $0.01 per basic and diluted share. This compares with net income of $1.3 million, or $0.05 per basic and diluted share, including equity-based compensation expense of $0.3 million, net of tax benefit, or $0.01 per basic and diluted share. Equity-based compensation expense was adopted at the beginning of fiscal year 2006 in accordance with the Statement of Financial Accounting Standards No. 123R.
For the six months ended December 31, 2006, net sales were $44.9 million, compared with $28.9 million for the same period in the prior year. Net income was $2.6 million, or $0.11 per basic and diluted share, including an equity-based compensation expense of $0.3 million, net of tax benefit, or $0.01 per basic and diluted share. This compares with net income of $2.9 million, or $0.12 per basic and diluted share, including an equity-based compensation expense of $0.5 million, net of tax benefit, or $0.02 per basic and diluted share.
“Our financial performance was largely driven by a significant increase in sales of distributed products,” said Arthur Bedrosian, president and chief executive officer of Lannett. “While net sales rose more than fifty percent, this change in product mix, combined with pricing pressure on certain of our manufactured products, led to lower gross margins. Research and development expenses, which were lower in the recently completed quarter, are expected to resume to near historical levels. While we have a robust pipeline with 19 ANDAs pending at the FDA, the delays we are experiencing in receiving approvals is significantly hurting our ability to increase our sales of in-house manufactured products. Since we expect the FDA to eventually approve these ANDAs, we continue our R&D spend and have an additional 75 products in various stages of development, which should bode well for the company’s future.”
For the second quarter of fiscal 2007, gross profit was $5.7 million, or 25% of net sales, compared with $7.2 million, or 47% of net sales, in the second quarter of fiscal 2006. Research and development expenses decreased to $1.5 million from $2.4 million in the same period of fiscal 2006. SG&A expenses were $2.0 million, including $0.3 million of equity-based compensation expense, down from $2.2 million, including $0.4 million of equity based compensation expense, in last year’s second quarter. Amortization expense was $0.4 million for the second quarter of both fiscal 2007 and 2006.
For the six months ended December 31, 2006, gross profit was $14.8 million, or 33% of net sales, compared to $13.9 million, or 48% of net sales, for the same period in the prior year. Research and development expenses decreased to $3.3 million from $3.6 million in the same period of the prior year. SG&A expenses increased to $6.3 million, including $0.5 million of equity-based compensation expense, compared with $4.8 million, including $0.7 million of equity-based compensation expense, in the same period last year. Amortization expense was $0.9 million for the first six months of both fiscal 2007 and 2006.

About Lannett Company:
Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications. For more information, visit the company’s website at www.lannett.com.
This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statements, including, but not limited to, pending ANDAs and products in various stages of development, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time. These forward-looking statements represent the company’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.
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FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	(UNAUDITED)		(UNAUDITED)
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Net sales	$22,916,347	$15,228,767	$44,884,171	$28,870,299
Cost of sales	17,244,285	8,063,974	30,090,680	14,926,759

Gross profit	5,672,062	7,164,793	14,793,491	13,943,540

Research and development	1,538,108	2,420,977	3,316,535	3,562,077
Selling, general, & administrative	1,961,956	2,204,916	6,344,458	4,782,051
Amortization of intangible assets	446,166	446,167	892,332	892,333

Operating income	1,725,832	2,092,733	4,240,166	4,707,079

Other income	43,828	13,859	78,411	53,905

Income before taxes	1,769,660	2,106,592	4,318,577	4,760,984

Income tax expense	707,864	842,518	1,728,911	1,895,933

Net income	$1,061,796	$1,264,074	$2,589,666	$2,865,051

Earnings per share:
Basic	$0.04	$0.05	$0.11	$0.12

Diluted	$0.04	$0.05	$0.11	$0.12

Shares used to calculate earnings per share:
Basic	24,154,553	24,125,884	24,151,237	24,122,181

Diluted	24,222,515	24,151,222	24,197,946	24,140,863

LANNETT COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS

	(unaudited)
	December 31,	June 30,
	2006	2006
Assets:
Current Assets:
Cash	$2,006,530	$468,359
Trade accounts receivable, net	27,171,392	24,921,671
Inventories	9,485,026	11,476,503
Prepaid taxes	2,195,782	3,212,511
Other current assets	1,871,406	1,946,631
Deferred tax asset	1,461,172	1,461,172

Total current assets	44,191,308	43,486,847

Property and equipment, net	20,671,611	19,645,549

Investment securities-available-for-sale	3,771,518	5,621,609
Note Receivable	8,529,163	3,182,498
Deferred tax asset	16,324,696	18,070,674
Intangible asset, net	12,938,835	13,831,168
Construction in progress	705,203	1,955,508
Other assets	240,746	198,211

Total Assets	$107,373,080	$105,992,064

Liabilities and Shareholders’ Equity:
Current liabilities	$18,522,527	$20,040,608
Long-term debt, less current portion	7,349,491	7,649,806
Deferred income taxes and other liabilities	2,545,734	2,545,734
Shareholders’ equity	78,955,328	75,755,916

Total Liabilities and Shareholders’ Equity	$107,373,080	$105,992,064